Exhibit 99 (d)

                                  Synavant Inc.
                             3445 Peachtree Road, NE
                                   Suite 1400
                             Atlanta, Georgia 30326

                                                               August 31, 2000

David Lewinter, Esq.
R.H. Donnelly Corporation
One Diamond Hill Road
Murray Hill, NJ 07974

Earl Doppelt, Esq.
ACNielsen Corporation
177 Broad Street
Stamford, CT 06901

Dear Mr. Lewinter and Mr. Doppelt:

        Reference is made to the Distribution Agreement (the "1996 Distribution Agreement"), dated as of October 28, 1996, among Cognizant Corporation ("Cognizant"), The Dun and Bradstreet Corporation ("D&B") and ACNielsen Corporation ("ACNielsen") whereby Cognizant separated into two separate companies through a distribution (the "IMS HEALTH Distribution") to its stockholders of all of the shares of common stock of its subsidiary IMS Health Incorporated ("IMS HEALTH"). In Section 8.9(c) of the 1996 Distribution Agreement, Cognizant agreed not to make a distribution such as the IMS HEALTH Distribution unless it caused the distributed entity to undertake to both D&B and ACNielsen to be jointly and severally liable for all Cognizant Liabilities (as defined in the 1996 Distribution Agreement). IMS HEALTH has announced its intention to be separated into two separate companies through a distribution (`the "Synavant Distribution") to its stockholders of one share of common stock of its subsidiary, Synavant Inc.("Synavant") for every twenty issued and outstanding shares of IMS HEALTH. Therefore, in accordance with Section 8.9(c) of the 1996 Distribution Agreement and intending to be legally bound hereby, from and after the effective time of the Synavant Distribution, Synavant undertakes to each of D&B and ACNielsen to be jointly and severally liable with IMS HEALTH for all Cognizant Liabilities under the 1996 Distribution Agreement.

                                                  Very truly yours,
                                                  SYNAVANT Inc.


                                                  By:  /s/James C. Malone
                                                       -----------------------
                                                       Name:   James C. Malone
                                                       Title:  Vice President


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